UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 16, 2025 (April 11, 2025)

THE LGL GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-00106	38-1799862
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2525 Shader Road, Orlando, FL	32804
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (407) 298-2000

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	LGL	NYSE American
Warrants to Purchase Common Stock, par value $0.01	LGL WS	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement

On April 15, 2025, The LGL Group, Inc. ("LGL Group" or the "Company") entered into an amended and restated subscription agreement (the "Amended Subscription Agreement") with Morgan Group Holding Co., a Delaware corporation ("MGHL"), pursuant to which, subject to the satisfaction or waiver of certain conditions set forth therein, LGL Group, via a private placement, subscribed to 1,000,000 newly issued shares of MGHL's common stock, par value $0.01 per share (the "Securities").

As consideration for the Securities, on the closing date, LGL Group will pay to MGHL aggregate consideration of $2.0 million, or $2.00 per share ("Subscription Price"), consisting of all cash.

Pursuant to the Amended Subscription Agreement, there is a non-exclusivity provision that allows MGHL, for a period of 7 days following the signing of the Amended Subscription Agreement, to actively solicit, seek, discuss, and negotiate competing offers to purchase any or all of the Securities from or an alternative transaction with one or more third parties. If MGHL finds a purchaser for the Securities on superior terms to MGHL, for a minimum of 1,000,000 shares, LGL Group can elect to match the offer with an equal or better offer.

The Amended Subscription Agreement contains representations, warranties and other covenants made by both LGL Group and MGHL.

The Amended Subscription Agreement may be terminated under certain circumstances, including among others, if LGL Group elects not to match a third-party offer.

MGHL, through its wholly owned subsidiary, G.research, LLC ("G.R"), provides brokerage, underwriting, and institutional research services. G.R is a broker-dealer registered under the Securities Exchange Act of 1934, as amended, and is a member of the Financial Industry Regulatory Authority ("FINRA").

The foregoing description of certain material terms of the Amended Subscription Agreement is qualified in its entirety by reference to the full text of the Amended Subscription Agreement, a copy of which will be filed with a Current Report on Form 8-K on or prior to closing.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Changes in Management

In advance of the upcoming proxy, the Company’s executives for the year ahead are Nathan Miller, Chief Operating Officer, and Tiffany Hayden, Vice President and Officer, with the following officers serving in their capacity: Marc Gabelli, Chief Executive Officer and Principal Executive Officer; Patrick Huvane, Executive Vice President and Principal Financial Officer; and Linda Biles, Controller and Principal Accounting Officer.

Appointment of Director

On April 16, 2025, the Board of Directors (the "Board") of LGL Group appointed Vice Admiral Colin J. Kilrain, USN (Ret.), as a director of the Company, effective immediately, to serve until the Company's next annual meeting of stockholders or until his successor is duly elected and qualified.

Vice Admiral Kilrain is a decorated military leader in the United States Navy and brings expertise in national security, special operations, and global strategic affairs. Vice Admiral Kilrain was commissioned in 1985 and completed Basic Underwater Demolition/SEAL training in 1986. He currently serves on the Board of Directors of Constellis Holdings, Inc. (2025 to present), a provider of risk management and mission support services. Most recently, he was assistant to the Chairmen of the Joint Chiefs of Staff (2021 to 2023). Previously, he served as Associate Director for Military Affairs for the Central Intelligence Agency (2019 to 2021); Commander of NATO Special Operations Headquarters at the Supreme Headquarters Allied Powers Europe (2016 to 2019); and Commander of Special Operations Command Pacific (2014 to 2016). Vice Admiral Kilrain is a graduate of Lehigh University and holds a Master of Science in National Resources Strategy and Management from the Industrial College of the Armed Forces. He is also a graduate from the Defense Language Institute where he studied German and Spanish.

The Board has not yet determined Vice Admiral Kilrain's committee assignments, if any.

There are no arrangements or understandings between Vice Admiral Kilrain and any other person pursuant to which he was appointed to serve as a director of the Company. Vice Admiral Kilrain has no family relationship with any director or executive officer of the Company, and he has no direct or indirect interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 7.01.	Regulation FD Disclosure

New Business Developments

In conjunction with Precise Time and Frequency's ("PTF") engineering, P3 Logistic Solutions, Inc. ("P3"), a wholly owned subsidiary of the Company, developed AI driven prototypes of Tactical Edge Computing for broad uses across industries including defense and agriculture.

On April 1, 2025, The LGL Group, Inc. (the "Company") issued a press release that included a statement that P3 Logistic Solutions, Inc. ("P3"), a wholly owned subsidiary of the Company, was selected to participate in the Defense Advanced Research Projects Agency's ("DARPA") Venture Horizons Program. This Current Report on Form 8-K is being furnished to clarify that P3 responded to a request for information ("RFI") issued by DARPA to members of the financial services industry for the purpose of supporting some of the technology development efforts of enterprises that work with DARPA. No such selection has been made by DARPA as of the date of this filing.

Item 8.01.	Other Events

2020 Warrants Update

The warrants were originally issued on November 16, 2020 with the following terms:
•
Expire the earlier of (i) November 16, 2025 or (ii) the date on which the average volume-weighted average price ("VWAP") for LGL Group common stock for the consecutive 30 Trading Days immediately prior to such date is greater than or equal to $6.65 (the "Trigger Price").

•	Five (5) warrants to purchase one (1) share of common stock
•	Common stock can be purchased at a strike price of $4.75 per share

On March 4, 2025, the 30-day average VWAP exceeded the Trigger Price.

The Company is exploring updating the Warrant Agreement to include an overallotment privilege that would be offered to warrant holders that fully subscribe to their holdings.

For further information on exercising the warrants, refer to the section titled "Instructions for Exercise of Warrant" of the Warrant Agreement filed as Exhibit 4.4 to the Company's Form S-1/A (File No. 333-249639), filed with the SEC on November 2, 2020.

The warrant terms are found in the Prospectus and Warrant Agreement and are detailed in the FAQ section of LGL Group's website (www.lglgroup.com).

Annual Meeting of Stockholders

The Board of LGL Group has determined that the Company’s 2025 Annual Meeting of Stockholders (the "2025 Annual Meeting") will be held on Monday, June 2, 2025, at 10:00 a.m. ET. The Board has established the close of business on April 25, 2025, as the record date for the determination of stockholders who are entitled to notice of, and to vote at, the 2025 Annual Meeting and any adjournments or postponements thereof.

An investor discussion will follow the 2025 Annual Meeting with management expected to review the business items listed herein, including the 2024 results and outlook of operations and the related opportunities from the MGHL investment.

Because the date of the 2025 Annual Meeting has been changed by more than 30 days from the date of the Company's 2024 Annual Meeting of Stockholders (the "2024 Annual Meeting"), the deadline for stockholders' nominations or proposals for consideration at the 2025 Annual Meeting set forth in the Company's proxy statement for the 2024 Annual Meeting no longer applies. As such, the Company is filing this Current Report on Form 8-K to inform stockholders of this change and to provide the due date for the submission of any qualified stockholder proposals or qualified stockholder nominations.

Stockholders of the Company who wish to have a proposal considered for inclusion in the Company's proxy materials for the 2025 Annual Meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), must ensure that such proposal is delivered or mailed to and received by the Company's Corporate Secretary at 2525 Shader Road, Orlando, Florida 32804, no later than April 26, 2025, which the Company has determined to be a reasonable time before it expects to begin to print and distribute its proxy materials. Such proposals must comply with all applicable procedures and requirements of Rule 14a-8.

Any stockholder who intends to submit a director nomination or who intends to submit a proposal regarding any other matter of business at the 2025 Annual Meeting other than in accordance with Rule 14a-8 or otherwise must similarly make sure that such nomination or proposal and related notice comply with all applicable results of the Securities and Exchange Commission, the Delaware General Corporation Law and the Company's By-laws, as amended, and are delivered to, or mailed and received at, the Company's principal executive offices on or before the close of business on April 26, 2025, which is the 10th day following the day on which the Company made a public announcement of the date of the 2025 Annual Meeting. Any director nominations and stockholder proposals received after this deadline will be considered untimely and will not be considered for inclusion in the proxy materials for the 2025 Annual Meeting nor will it be considered at the 2025 Annual Meeting.

Fiscal Year 2024 Highlights

•	Total revenues increased $614,000 to $4,292,000 for the fiscal year ended December 31, 2024 from $3,678,000 for the fiscal year ended December 31, 2023
•
Income from continuing operations before income taxes and after non-controlling interests increased $11,000 to $609,000 for the fiscal year ended December 31, 2024 from $598,000 for the fiscal year ended December 31, 2023

•	Net income per diluted share increased $0.03 to $0.08 for the fiscal year ended December 31, 2024 from $0.05 for the fiscal year ended December 31, 2023
•	Cash and cash equivalents and marketable securities were $41,602,000 as of December 31, 2024

"The growth in our Electronic Instruments business reflects our commitment to driving innovation and delivering high-performance instruments to our customers," said Marc Gabelli, Chairman and Co-Chief Executive Officer. "The yields on our U.S. Treasuries portfolio have remained strong despite the Federal Reserve rate cuts in 2024. Nevertheless, we continue to examine cost efficiencies including state of corporate domicile."

Gross margin decreased to 53.0% for the fiscal year ended December 31, 2024 compared to 53.9% for the fiscal year ended December 31, 2023 due to increased costs and operationally from sales of lower margin products in Q3 2024. Net income was $432,000, or $0.08 per diluted share, in 2024 compared with $269,000, or $0.05 per diluted share, in 2023. The increase was primarily due to strong Treasury returns and PTF shipments despite cost headwinds.

"The business today will begin a renewed focus emphasizing margins. The company costs, new business development, and leveraging our network to build value are at the forefront of the plans. Recent initiatives through the P3 Logistics unit, illustrates such foundation of merchant investment opportunities. In one example, the engineers at PTF have collaborated with P3 Logistics to develop new AI enabled Tactical Edge computing technology to pursue opportunities at the "Edge" of traditional networks spanning industries that include agriculture and electronic defense. P3 also attended the Defense Advanced Research Projects Agency ("DARPA") Venture Horizons conference as the result of our response to a DARPA RFI for such a program. We remain committed build commercial opportunities for these initiatives," stated Mr. Gabelli.

Liquidity

LGL working capital metrics were as follows:
	As of December 31,
(in thousands)	2024	2023
Current assets	$42,642	$41,566
Less: Current liabilities	904	474
Working capital	$41,738	$41,092

As of December 31, 2024, LGL Group had investments (classified within Cash and cash equivalents and Marketable securities) with a fair value of $41.2 million, of which $24.6 million was held within the Merchant Investment business.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE LGL GROUP, INC.
(Registrant)

Date: April 16, 2025	By:	/s/ Patrick Huvane
		Name:	Patrick Huvane
		Title:	Executive Vice President - Business Development